Exhibit 5.1
November 27, 2007
Culp, Inc.
1823 Eastchester Drive
Post Office Box 2686
High Point, North Carolina 227265
     Re: Registration Statement on Form S-8 for Culp, Inc.
Ladies and Gentlemen:
     We have served as counsel to Culp, Inc., a North Carolina corporation (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) relating to up to 1,200,000 shares of the Company’s common stock, $0.05 par value per share (including associated rights for purchase of Series A Participating Preferred Shares) (the “Shares”) that may be issued by the Company pursuant to the Culp, Inc. 2007 Equity Incentive Plan (the “Plan”). The Registration Statement also registers an indeterminate number of additional shares that may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the number of issued and outstanding shares of Common Stock. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.
     We have examined the Plan, the Registration Statement, the Articles of Incorporation of the Company, as amended (the “Charter”), the Restated and Amended Bylaws of the Company (the “Bylaws”), and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.
     We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (v) the taking of all required corporation action in relation to the Plan. We have also assumed that the Company and those persons purchasing Shares or receiving rights to purchase Shares under the Plan will have complied with the relevant requirements of the Plan.
     Based upon the foregoing and subject to the conditions set forth below, it is our opinion that the Shares, if and when originally issued and sold pursuant to the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable.
     The opinions expressed herein are limited to the North Carolina Business Corporation Act and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction.
     This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and pursuant to the Securities Act of 1933, as amended (the “Act”), and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent.
Attorneys at Law
Charlotte Office: 101 North Tryon Street, Suite 1900, Charlotte, NC 28246 Ph: 704.377.2536 Fx: 704.378.4000
South Carolina Office: 140 East Main Street, Suite 420, P.O. Drawer 12070, Rock Hill, SC 29731 Ph: 803.325.2900 Fx: 803.325.2929

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.

ROBINSON, BRADSHAW & HINSON, P.A.

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